Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FIRST QUARTER 2008 RESULTS

Bethpage, N.Y., May 8, 2008 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the first quarter ended March 31, 2008.

First quarter consolidated net revenue grew 10.1% to $1.721 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services, Rainbow and Madison Square Garden.  Consolidated adjusted operating cash flow (“AOCF”) (1) increased 8.9% to $515.9 million and consolidated operating income grew 44.2% to $245.5 million.

Operating highlights for first quarter 2008 include:

•                  Cable Television net revenue growth of 10.5% and AOCF growth of 13.0% for the quarter

•                  Quarterly addition of 197,000 Revenue Generating Units (“RGU”) including the addition of 2,000 basic video subscribers

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $129.56 in the first quarter of 2008

•                  Rainbow net revenue growth of 15.8% and AOCF growth of 17.6% for the quarter

•                  Optimum Lightpath net revenue growth of 12.2% and AOCF growth of 25.3% for the quarter

Cablevision President and CEO James L. Dolan commented:  “Cablevision had a very solid start to 2008 with strong gains in net revenue and AOCF, fueled largely by continuing growth in the company’s core cable business.  For the first quarter, we added customers across all of our consumer services, including basic video, and became the first cable company to achieve a 50 percent penetration rate for high speed Internet.  These results extended Cablevision’s industry-leading penetration rates for yet another quarter while Rainbow and MSG generated strong revenue growth of their own,” concluded Mr. Dolan.

Results from Continuing Operations(2)

Segment results for the quarters ended March 31, 2008 and 2007 are as follows:

	Revenue, Net		AOCF		Operating Income (Loss)
$ millions	Q1 2008	Q1 2007	Q1 2008	Q1 2007	Q1 2008	Q1 2007

Telecommunications	$1,261.9	$1,141.3	$485.9	$428.6	$257.3	$185.5
Rainbow	225.2	194.5	50.7	43.1	27.7	13.6
MSG	265.1	247.8	(2.5)	15.6	(19.7)	(4.6)
Other (including eliminations)	(31.5)	(21.0)	(18.2)	(13.6)	(19.8)	(24.2)
Total Company	$1,720.7	$1,562.6	$515.9	$473.7	$245.5	$170.3

(1)	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.
(2)

Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable. Fuse is included in the Madison Square Garden segment for all periods presented.

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television – Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for first quarter 2008 rose 10.6% to $1.262 billion, AOCF grew 13.4% to $485.9 million and operating income increased 38.7% to $257.3 million, all compared to the prior year period.

Cable Television

Cable Television first quarter 2008 net revenues increased 10.5% to $1.214 billion, AOCF rose 13.0% to $467.7 million and operating income increased 35.5% to $258.7 million, each compared to the prior year period.  The increases in net revenue, AOCF and operating income were principally driven by the growth in digital video, high-speed data, and voice customers as well as higher rates reflected in first quarter 2008 results.

The first quarter 2008 results reflect:

•                  Basic video customers up 2,000 from December 2007 and down 14,000 or 0.4% from March 2007

•                  iO: Interactive Optimum digital video customers up 41,000 or 1.6% from December 2007 and 158,000 or 6.3% from March 2007

•                  Optimum Online high-speed data customers up 61,000 or 2.7% from December 2007 and 225,000 or 10.6% from March 2007

•                  Optimum Voice customers up 93,000 or 5.8% from December 2007 and 367,000 or 27.8% from March 2007

•                  Revenue Generating Units up 197,000 or 2.0% from December 2007 and 734,000 or 8.1% from March 2007

•                  Cable Television RPS of $129.56, up $4.46 or 3.6% from the fourth quarter of 2007 and up $12.61 or 10.8% from the first quarter of 2007

Optimum Lightpath

For first quarter 2008, Lightpath net revenues increased 12.2% to $59.4 million, AOCF increased 25.3% to $18.2 million and operating loss improved 73.9% to $1.4 million, each as compared to the prior year period.  The increase in net revenue is primarily attributable to the continued growth in Ethernet data services, partially offset by the effect of the transition from traditional data service.  The improvements in AOCF and operating loss were due principally to the continued expansion of the more efficient, higher margin Ethernet business.

Rainbow

Rainbow consists of National Programming services - AMC, WE tv and IFC as well as Other Programming which includes:  News 12 Networks, VOOM HD, Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the first quarter of 2008 increased 15.8% to $225.2 million, AOCF rose 17.6% to $50.7 million, and operating income grew 103.5% to $27.7 million, all compared to the prior year period.

AMC/WE tv/IFC

First quarter 2008 net revenues of the combined national services grew 12.8% to $178.5 million, AOCF decreased 2.0% to $74.2 million and operating income was essentially flat at $57.9 million, each compared to the prior year period.

The first quarter 2008 AOCF results reflect:

•                  A 22.2% increase in advertising revenue, as compared to the prior year period, driven principally by higher units sold at AMC and WE tv

•                  Viewing subscriber increases of 11.2% at IFC, 5.8% at WE tv and 1.8% at AMC, all compared to March 2007

•                  A 7.4% increase in affiliate revenue compared to the prior year period

•                  A 26.3% increase in operating costs, as compared to the prior year period, due primarily to increased marketing costs at AMC and WE tv

Other Programming

First quarter 2008 net revenues rose 29.3% to $52.9 million, AOCF deficit improved 27.8% to $23.5 million and operating loss declined 31.5% to $30.2 million, all as compared to the prior year period.  The increase in net revenue and improvement in both AOCF and operating loss were driven primarily by VOOM HD’s higher affiliate revenue, partially offset by increased operating costs compared to the prior year period.

Madison Square Garden

Madison Square Garden’s primary businesses include:  regional and national programming networks (MSG Network, MSG Plus, and Fuse), professional sports franchises (New York Knicks, the New York Rangers, and the New York Liberty), and MSG Entertainment.  Its operations also include the MSG Arena, the WaMu Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre and the Chicago Theatre.  Beginning in the first quarter of 2008, the results for Fuse have been moved from the Rainbow segment to the Madison Square Garden segment for all periods presented.

Madison Square Garden’s first quarter 2008 net revenue grew 7.0% to $265.1 million, AOCF decreased $18.1 million to a deficit of $2.5 million and operating loss increased $15.2 million to $19.7 million all compared to first quarter 2007.

MSG’s first quarter 2008 results, as compared with first quarter 2007, were primarily impacted by:

•                  The networks, including a $10.5 million increase in affiliate fee revenue which more than offset a $2.6 million decrease in other revenues and $5.9 million of higher operating costs

•                  The entertainment business, as revenue from entertainment events and the costs related to those events increased $9.3 million and $13.7 million, respectively

•                  The professional teams, including $4.0 million of higher net provisions for certain team personnel transactions and $6.7 million of higher other team operating expenses

•                  Higher legal and other professional fees of $4.7 million

Other Matters

On May 6, 2008, Rainbow Media Holdings entered into an agreement to acquire Sundance Channel L.L.C. (“Sundance”) from General Electric Company, CBS Corporation, and entities controlled by Robert Redford.  Under the terms of the transaction, the total consideration of $496 million will be paid through a tax-free exchange of approximately 12.7 million shares of common stock of General Electric Company held by Rainbow Media Holdings, with a cash adjustment at closing based upon the value of the General Electric Company shares in relation to the total purchase price.  Under the transaction structure, General Electric Company will receive all of the General Electric Company shares and the CBS and Redford entities will receive cash in exchange for their interests.  In connection with the exchange of the General Electric Company shares, Cablevision will repay the monetization debt and settle the related equity derivative contracts associated with such shares.  Consummation of the transaction is subject to customary closing conditions.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE tv and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, the Beacon Theatre, and the Chicago Theatre and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 582-2734/ Conference ID Number 44725704

Conference call replay number (706) 645-9291/ Conference ID Number 44725704 until May 15, 2008

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008 (a)	2007 (a)

Revenues, net	$1,720,692	$1,562,633

Adjusted operating cash flow	$515,946	$473,732
Share-based compensation expense	(9,023)	(17,637)
Restructuring charges	(390)	(1,329)
Operating income before depreciation and amortization	506,533	454,766
Depreciation and amortization (including impairments)	260,992	284,448
Operating income	245,541	170,318
Other income (expense):
Interest expense, net	(207,004)	(230,209)
Equity in net income of affiliates	—	1,776
Gain (loss) on investments, net	21,616	(72,985)
Gain (loss) on derivative contracts, net	(104,910)	65,119
Minority interests	(2,905)	714
Miscellaneous, net	1,166	659
Loss from continuing operations before income taxes	(46,496)	(64,608)
Income tax benefit	15,363	31,178
Loss from continuing operations	(31,133)	(33,430)
Income (loss) from discontinued operations, net of taxes	(473)	7,597
Loss before cumulative effect of a change in accounting principle	(31,606)	(25,833)
Cumulative effect of a change in accounting principle, net of taxes	—	(443)
Net loss	$(31,606)	$(26,276)

Basic and diluted net loss per share:

Loss from continuing operations	$(0.11)	$(0.12)

Income (loss) from discontinued operations	$—	$0.03

Cumulative effect of a change in accounting principle, net of taxes	$—	$—

Net loss	$(0.11)	$(0.09)

Weighted average common shares (in thousands)	289,950	284,971

(a)       Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with restructuring activities related to the elimination of positions, facility realignment, and other related activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Three Months Ended March 31,
	2008 (a)	2007 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)
Net cash provided by operating activities (c)	$261,344	$221,973
Less: capital expenditures (d)	(193,460)	(156,294)
Consolidated free cash flow from continuing operations	$67,884	$65,679

(a)                      Excludes the net operating results of FSN Bay Area and Rainbow DBS (distribution operations) which are reported in discontinued operations.  Discontinued operations provided a total of $0.5 million and $12.7 million in cash for the three months ended March 31, 2008 and 2007, respectively.

(b)                     See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow.

(c)                      The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)                     See page 10 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended March 31,		%
	2008 (a)	2007 (a)	Change

Cable Television	$1,214,378	$1,099,281	10.5%
Optimum Lightpath	59,445	52,967	12.2%
Eliminations (b)	(11,943)	(10,942)	(9.1)%
Total Telecommunications	1,261,880	1,141,306	10.6%
AMC/WE tv/IFC	178,530	158,307	12.8%
Other Programming (c) (d)	52,919	40,930	29.3%
Eliminations (b)	(6,299)	(4,732)	(33.1)%
Total Rainbow	225,150	194,505	15.8%
MSG(d)	265,079	247,824	7.0%
Other (e)	17,009	16,497	3.1%
Eliminations (f)	(48,426)	(37,499)	(29.1)%
Total Cablevision	$1,720,692	$1,562,633	10.1%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2008 (a)	2007 (a)	Change	2008 (a)	2007 (a)	Change

Cable Television	$467,723	$414,065	13.0%	$258,675	$190,946	35.5%
Optimum Lightpath	18,203	14,532	25.3%	(1,425)	(5,457)	73.9%
Total Telecommunications	485,926	428,597	13.4%	257,250	185,489	38.7%
AMC/WE tv/IFC	74,212	75,707	(2.0)%	57,853	57,640	0.4%
Other Programming (c) (d)	(23,503)	(32,575)	27.8%	(30,157)	(44,028)	31.5%
Total Rainbow	50,709	43,132	17.6%	27,696	13,612	103.5%
MSG (d)	(2,526)	15,559	(116.2)%	(19,733)	(4,566)	—
Other (g)	(18,163)	(13,556)	(34.0)%	(19,672)	(24,217)	18.8%
Total Cable1vision	$515,946	$473,732	8.9%	$245,541	$170,318	44.2%

(a)                      Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents intra-segment revenues.

(c)                      Includes News 12 Networks, VOOM HD Networks, Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)                     Fuse has been included in the MSG segment for all periods presented.

(e)                      Represents net revenues of Clearview Cinemas and PVI Virtual Media.

(f)                        Represents inter-segment revenues.

(g)                     Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, PVI Virtual Media, and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION

	March 31, 2008	December 31, 2007	March 31, 2007

Revenue Generating Units
(in thousands)
Basic Video Customers	3,125	3,123	3,139
iO Digital Video Customers	2,669	2,628	2,511
Optimum Online High-Speed Data Customers	2,343	2,282	2,118
Optimum Voice Customers	1,685	1,592	1,318
Residential Telephone Customers	—	—	2
Total Revenue Generating Units	9,822	9,625	9,088

Customer Relationships (in thousands) (a)	3,327	3,317	3,318

Homes Passed (in thousands)	4,687	4,679	4,589

Penetration
Basic Video to Homes Passed	66.7%	66.8%	68.4%
iO Digital to Basic Penetration	85.4%	84.1%	80.0%
Optimum Online to Homes Passed	50.0%	48.8%	46.1%
Optimum Voice to Homes Passed	36.0%	34.0%	28.7%

Revenue for the three months ended
(dollars in millions)

Video (b)	$735	$703	$682
High-Speed Data	270	262	244
Voice	160	147	121
Advertising	24	33	26
Other (c)	25	27	26
Total Cable Television Revenue	$1,214	$1,172	$1,099

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$129.56	$125.10	$116.95

(a)                      Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)                     Includes analog, digital, PPV, VOD and DVR revenue.

(c)                      Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)                     RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW

	March 31, 2008	December 31, 2007	March 31, 2007

Viewing Subscribers
(in thousands)
AMC	84,600	84,400	83,100
WE tv	56,900	57,200	53,800
IFC	45,500	44,600	40,900
VOOM HD	2,500	2,100	600

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

March 31, 2008

CAPITALIZATION

Cash and cash equivalents	$399,106

Bank debt	$4,861,250
Senior notes and debentures	5,495,434
Senior subordinated notes and debentures	323,374
Collateralized indebtedness	854,282
Capital lease obligations and notes payable	63,627
Debt	$11,597,967

LEVERAGE

Debt	$11,597,967
Less:Collateralized indebtedness of unrestricted subsidiaries (a)	854,282
Cash and cash equivalents	399,106
Net debt	$10,344,579

Leverage Ratios
Consolidated net debt to AOCF leverage ratio (a) (b)	4.7

Restricted Group leverage ratio (Bank Test) (c)	4.3

CSC Holdings notes and debentures leverage ratio (c)	4.3

Cablevision senior notes leverage ratio (d)	5.1

Rainbow National Services notes leverage ratio (e)	3.4

(a)                      Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)                     AOCF is annualized based on the first quarter 2008 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(c)                      Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures, (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries, including Rainbow and MSG).  The annualized AOCF (as defined) used in the ratios is $1.9 billion.

(d)                     Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes.

(e)                      Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $331.0 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
CAPITAL EXPENDITURES
Consumer premise equipment	$112,572	$107,293
Scalable infrastructure	26,218	18,378
Line extensions	7,645	7,657
Upgrade/rebuild	1,319	640
Support	10,724	5,764
Total Cable Television	158,478	139,732
Optimum Lightpath	17,098	12,190
Total Telecommunications	175,576	151,922
Rainbow	5,429	1,992
MSG	8,282	857
Other (Corporate, Theatres and PVI)	4,173	1,523
Total Cablevision	$193,460	$156,294